As filed with the Securities and Exchange Commission on February 1, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	CANTEL MEDICAL CORP.	22-1760285
(State or other jurisdiction	150 Clove Road	(I.R.S. employer identification
of incorporation or organization)	Little Falls, New Jersey 07424	number)
(973) 890-7220
(Address of principal executive offices)

Cantel Medical Corp. 2006 Equity Incentive Plan

(Full Title of Plan)

Eric W. Nodiff, Esq.

Senior Vice President and General Counsel

Cantel Medical Corp.

150 Clove Road

Little Falls, New Jersey 07424

(973) 890-7220

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.10	1,000,000 shares	$16.14	$16,140,000	$1,727

(1) This Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of Common Stock reported on the New York Stock Exchange on January 29, 2007.

PART I

INFORMATION REQUIRED IN PROSPECTUS

Pursuant to the Note to Part I of Form S-8, the documents containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)  The Annual Report of Cantel Medical Corp. (the “Company”) for the fiscal year ended July 31, 2006 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)  All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended July 31, 2006.

(c)  The Registration Statement of the Company on Form 8-A filed on April 10, 1972 registering the Company’s Common Stock, par value $.10 per share (the “Common Stock”), under Section 12 of the Exchange Act, which contains a description of the Common Stock.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Eric W. Nodiff, Esq. will issue an opinion regarding the validity of the Registrant’s Common Stock offered hereby. Mr. Nodiff is the Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Nodiff currently owns shares of the Registrant’s Common Stock and is eligible to participate in the Plan.

Item 6.    Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article Fifteenth of the Company’s Amended and Restated Certificate of Incorporation states that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that Article Fifteenth does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Company’s Amended and Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons it has the power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145. The right to indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided under Article Thirteenth will not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s By-laws, as amended, also provides that the Company’s directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by the DGCL.

The Company maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws. In addition, the Company has entered into Indemnification Agreements with certain of its directors and officers which provide for indemnification from liability to the full extent permitted by the DGCL.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits

Exhibit Number	Description of Document

5	Opinion of Eric W. Nodiff, Esq., General Counsel of Registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Eric W. Nodiff, Esq. (included in his opinion filed as Exhibit 5).
24	Power of Attorney (contained on the signature page to this registration statement).

Item 9.    Undertakings

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Little Falls, state of New Jersey, on this 1st day of February, 2007.

CANTEL MEDICAL CORP.

By:	/s/ R. Scott Jones
Name:	R. Scott Jones
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Scott Jones and Eric W. Nodiff, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

PRINCIPAL EXECUTIVE
OFFICER:

/s/ R. Scott Jones	President, Chief Executive Officer	February 1, 2007
R. Scott Jones	and Director

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ Craig A. Sheldon	Senior Vice President and	February 1, 2007
Craig A. Sheldon	Chief Financial Officer

DIRECTORS:

/s/ Charles M. Diker	Chairman of the Board	February 1, 2007
Charles M. Diker	and Director

/s/ Alan J. Hirschfield	Vice Chairman and Director	February 1, 2007
Alan J. Hirschfield

/s/ R. Scott Jones	President, Chief Executive Officer	February 1, 2007
R. Scott Jones	and Director

/s/ Alan R. Batkin	Director	February 1, 2007
Alan R. Batkin

/s/ Robert L. Barbanell	Director	February 1, 2007
Robert L. Barbanell

/s/ Joseph M. Cohen	Director	February 1, 2007
Joseph M. Cohen

/s/ Darwin C. Dornbush	Director	February 1, 2007
Darwin C. Dornbush

/s/ Spencer Foreman, MD	Director	February 1, 2007
Spencer Foreman, MD

/s/ Elizabeth McCaughey	Director	February 1, 2007
Elizabeth McCaughey

/s/ Bruce Slovin	Director	February 1, 2007
Bruce Slovin